Exhibit 10.17

July 29, 2003

Robert J. Murray

81 Atlantic Avenue

Cohasset, MA 02025

Re: Employment Agreement

Dear Bob:

This letter agreement memorializes certain changes in the terms of your employment with New England Business Service, Inc. (“NEBS” or the “Company”) relating to your resignation as Chief Executive Officer of the Company, effective at the close of business on December 31, 2003. This letter agreement is effective as of the date hereof and will continue in effect through the date of your retirement on December 31, 2005 (your “Retirement Date”).

As a result of your resignation as CEO, you will cease to be an executive officer of the Company and a member of management after December 31, 2003; however, you will become a full-time employee on inactive status until your Retirement Date, and will perform such services as may reasonably be assigned to you from time to time by the Board of Directors. Assuming your re-election to the Board of Directors at the 2003 annual meeting of stockholders, you will be reappointed as Chairman of the Board through December 31, 2003, after which you will become Non-Executive Chairman, which position you will hold until the 2004 annual meeting of stockholders. Your renomination thereafter for additional terms as a director of the Company will be determined by the Nominating and Governance Committee and the Board in their sole discretion.

Commencing on January 1, 2004 and through your Retirement Date, your annual base salary will be $250,000, payable in conformity with NEBS’ policies regarding salaried employees. You will continue to participate in NEBS’ annual executive bonus plan for fiscal year 2004 notwithstanding the fact that you will cease to be an officer on December 31, 2003, subject to your payout for such year being capped at one-half (1/2) of the amount that would have been payable to you (based on an annual base salary of $500,000), had you remained an officer throughout the entire fiscal year. You will not participate in any bonus incentive plan with respect to any period after December 31, 2003, except as specifically described in the preceding sentence of this paragraph, or receive any additional stock

Robert J. Murray

July 29, 2003

option awards. Except as otherwise specifically provided herein, as a result of your change in status after December 31, 2003, you will continue through your Retirement Date to be eligible to receive only those other benefits then generally available to all employees of the Company, except that you will continue as a participant in the Company’s Supplemental Executive Retirement Plan (“SERP”) and will be credited for Years of Benefit Service under the SERP while employed through your Retirement Date, and you will continue to be eligible to participate in the Company’s Deferred Compensation Plan. Nothing in this letter agreement shall affect the terms of any of your outstanding stock-based awards, which will continue to vest and be exercisable in accordance with their terms.

Commencing on January 1, 2004 and through your Retirement Date, the Company will pay you an allowance equal $40,000 per year, which is intended to compensate you for obtaining offsite office space and secretarial support for your professional use. This allowance will be payable in quarterly installments within 15 days following the beginning of each calendar quarter. The Company will also pay your Harvard Club membership annual dues for 2004 and 2005. All the foregoing payments will be subject to applicable tax and other withholdings and deductions.

As a result of your change in status, you agree that the Change in Control Severance Agreement dated August 2, 2001, as amended (the “Change in Control Severance Agreement”), between you and the Company will terminate at the close of business on December 31, 2003.

You will cease to be an employee of the Company on December 31, 2005, at which time you will become eligible to begin receiving benefits under the SERP. In determining your Average Final Compensation (for purposes of determining your benefit under the SERP), (a) your highest base salary during your final five Plan Years of Service will be $500,000, and (b) solely for purposes of calculating the average of your bonuses for the three Plan Years in which your greatest bonus is received during your final five Plan Years of Service, the bonus payable to you under the annual executive bonus plan for fiscal year 2004 will be annualized to equal the amount that would have been payable to you, had you remained an officer of the Company throughout the entire fiscal year. In addition, as a retiree, you will be eligible to receive any retiree medical and dental coverage that is then being made available to retired senior executives of the Company. Upon your retirement, each of your then outstanding vested stock option awards will either be canceled or remain outstanding in accordance with the terms of the stock option agreement applicable to each such award.

During the term of your employment with the Company and for a period of one (1) year following your Retirement Date (or following such earlier date on which your employment with the Company terminates for any reason), you will not, directly or indirectly, (a) recruit, hire or employ any employee of the Company (which, for purposes of this paragraph, includes all the Company’s subsidiaries) or recruit, solicit or induce (or in any way assist another in recruiting, soliciting or inducing) any person who, during the last year of your employment, was employed or engaged by the Company, to terminate or otherwise impair his or her employment or other relationship with the Company or to provide any services to you or to any entity with which you are affiliated or by whom you are employed (other than the Company), or (b) engage or assist in any activity or business, or in

Robert J. Murray

July 29, 2003

any other manner be employed by, associated with, or have a financial interest in, either as owner, officer, director, employee, agent, partner, stockholder, trustee, consultant or in any other capacity, any entity which engages in any Competitive Business (as defined below). “Competitive Business” means any business engaged in (or proposed to be engaged in if you participated in the planning for such business) by the Company, including, without limitation, business or activities involving any and all of the Company’s products, brands, sales channels, or services, located anywhere in the United States of America. This paragraph does not preclude your ownership of up to one percent (1%) of a class of stock in any publicly-traded competitor company, provided that you do not participate in any manner in that company’s management.

You acknowledge that you have received a copy of NEBS’ Disclosure of Confidential Information Policy, the terms of which are specifically incorporated herein by reference, and agree that at all times during the term of your employment with the Company and thereafter you will abide by all the terms of such policy with respect to any Confidential Information (as defined therein). You also agree not to make any public statements, encourage others to make statements or release information intended to disparage or defame the Company, its subsidiaries or affiliates, their products or services, or their officers, directors or employees. The foregoing does not prohibit you from making truthful statements when required by order of a court or other administrative body having jurisdiction.

You agree that, as a condition to your receiving the compensation and benefits described in this letter agreement, you will execute such additional instruments as NEBS may reasonably require to evidence your resignation as CEO and the termination of your Change in Control Severance Agreement as provided herein.

You will not be entitled to the compensation and benefits described in this letter agreement if your employment with the Company is terminated prior to December 31, 2005 by reason of your death or disability, or by the Company for cause, or if you voluntarily terminate your employment other than your retirement as contemplated hereby. For purposes of this Agreement, “termination for cause” means termination of your employment by the Company by reason of (a) any significant, deliberate misuse or misappropriation by you of money or property of the Company, (b) any flagrant act of dishonesty or disloyalty by you that is injurious to the Company or its reputation, monetarily or otherwise, (c) any wrongful or negligent act of yours, which materially adversely affects the business of the Company, (d) any material violation of the Company’s written policies, standards and guidelines and, if such violation is susceptible to cure, you have failed to substantially cure such violation within twenty (20) days after written notice thereof is delivered to you, (e) your willful and continued failure (other than any such failure attributable to your incapacity due to physical or mental illness, or death), to perform substantially your duties and responsibilities after written demand for substantial performance is delivered to you, or (f) your breach of any of your obligations hereunder relating to non-competition, non-solicitation, non-disparagement or confidentiality. Any compensation and benefits payable to you in connection with the termination of your employment under the circumstances described in the first sentence of this paragraph will be determined in accordance with applicable law and the Company’s general policies and practices then in effect.

Robert J. Murray

July 29, 2003

If you agree with the terms as stated in this letter agreement, please countersign both originals below and return one to me. You may keep the other for your files.

Sincerely, NEW ENGLAND BUSINESS SERVICE, INC.

By:	/s/ ROBERT L. GABLE
Name: Robert L. Gable Title: Lead Director

Agreed to and accepted

as of the date written above:

/s/ Robert J. Murray

Robert J. Murray

cc:	Hedwig V. Whitney

Senior Vice President, Human Resources